Exhibit 4.4

IDAHO GENERAL MINES, INC.

10 North Post Street, Suite 610

Spokane, Washington  99201

January 6, 2006

Dear Investor:

Thank you for participating in the recent offering of units (the “Units”) by Idaho General Mines, Inc. (the “Corporation”) pursuant to our Private Placement Memorandum dated November 10, 2005.  As you may be aware, on December 28, 2005 the Corporation filed a prospectus with securities regulators in Canada for an initial public offering in Canada (the “Canadian IPO”) of shares of the Corporation’s common stock (“Common Stock”) and warrants to purchase Common Stock (the shares of Common Stock sold in the Canadian IPO and to be issued upon exercise of such warrants are collectively referred to as the “Canadian Shares”).  In connection with the Canadian IPO, the Corporation intends to file a registration statement (the “Canadian Resale Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to qualify the resale of the Canadian Shares for sale under the Securites Act of 1933, as amended (the “Securities Act”).

We are pleased to inform you that, upon the earlier to occur of (i) the consummation of the Canadian IPO and filing with the Commission of the Canadian Resale Registration Statement or (ii) April 30, 2006, our board of directors has determined to file with the Commission a registration statement under the Securities Act (the “U.S. Placement Registration Statement”) with respect to the shares of common stock comprising the Units and the shares of common stock underlying the warrants comprising the Units (collectively, the “U.S. Private Placement Shares”).  We will use commercially reasonable efforts to cause the U.S. Placement Registration Statement to remain effective until the expiration of the exercise period for the warrants comprising part of the Units.

The U.S. Placement Registration Statement will qualify the resale of the U.S. Private Placement Shares in the United States, subject to certain customary conditions and other limitations.

We will be contacting you at a later date to collect information that we will need in connection with the filing of the U.S. Placement Registration Statement and to outline your rights and obligations in connection therewith.  We thank you for your continued interest in Idaho General Mines, Inc.

Sincerely,

/s/ Robert L. Russell

Robert L. Russell

President of Idaho General Mines, Inc.